Cypress Energy Partners, L.P. 8-K

EXHIBIT 99.1

Cypress Energy Partners, L.P. Announces First Quarter 2017 Results

TULSA, Oklahoma -- (BUSINESS WIRE) -- May 11th, 2017

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●	$24.8 million of cash on hand as of March 31, 2017.

●	3.47x leverage ratio and 3.68x interest coverage ratio per loan covenants.

●	Revenues of $64.7 million, down 11.9% from same period last year.

●	Distribution reduction to $0.21 per unit announced on April 28, 2017, in line with distribution reduction guidance provided on March 15, 2017.

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer stated, “As discussed in March, the first quarter is seasonally our slowest quarter and it was compounded by our Orla, Texas Permian Basin SWD facility fire and insured loss. Although the first quarter financial performance was sequentially down in all segments, we have seen slow but steady progress through April and into May across all business segments. We have continued to focus on growing and diversifying our customer base and during the quarter we added 21 new customers across our three business segments. Average domestic inspector headcounts continue to improve, our hydrostatic testing utilization rate has materially improved and our backlog has risen over 30.8% since the end of the first quarter. Our water volumes in April were 4% higher than March, which was also in turn higher than February. Our lines of business are not directly tied to rig count growth and upstream completions and therefore we tend to lag behind the recovery in commodity prices, drilling, and completions that will eventually benefit our operations. 80% of our SWD’s are located in the Bakken region, which has materially lagged behind the recovery in the Permian basin, and a significant number of DUCs exist in both basins that when completed should benefit us. On a positive note, our inspection clients are once again starting new projects and increasing their spending on maintenance and integrity work that was deferred, when possible, during the two year industry downturn.”

Mr. Boylan continued, “Our sponsor, Cypress Energy Holdings, LLC (“CEH”), and its affiliates who control our general partner remain aligned with our common unitholders, with an approximate 64% ownership interest in CELP. Because of this alignment, CEH has again provided financial support to CELP with temporary relief of the administrative fee owed to CEH pursuant to the Omnibus Agreement, which would have charged $1.0 million to CELP this quarter absent the relief. As with the Omnibus Agreement relief provided in prior quarters, CEH did not require any consideration from CELP for this additional support. With CELP’s operating performance sequentially improving in April and into May, CEH may not provide any incremental support to CELP for the remainder of 2017.

“In the first quarter, we continued to evaluate several interesting acquisition opportunities and are currently working on four different prospects, while maintaining our disciplined approach to both due diligence and valuation. The lower yield in our common units provides additional flexibility in the consideration we can offer when bidding on accretive opportunities and providing sellers a tax efficient alternative to cash. CEH remains willing to deploy capital to assist CELP in acquiring attractive assets that may be larger than what CELP can currently acquire independently, with plans to offer those assets to CELP as drop-down opportunities.

“As we announced in April, our next cash distribution will be $0.21 per limited partner unit. Our Board believes it was prudent and responsible to make the difficult decision to reduce our quarterly distribution for the first time since our initial public offering in January of 2014 by approximately 48%. If this distribution level is maintained throughout 2017 it will provide approximately $9.3 million of internally generated capital on an annualized basis, compared to the previous distribution level of $0.406413 per quarter ($1.63 annualized). This additional capital will provide the Company with increased liquidity and reduced leverage, will enable the Company to invest in selected growth projects, and will strengthen the Company’s balance sheet. We believe this action has provided a sound catalyst to reduce our previously elevated cost of capital by de-levering the Company and increasing the distribution coverage for our unitholders. We are confident these actions support the long-term interests of our unitholders, employees, and other stakeholders.  We continue to see encouraging signs with some new customer additions and we are focused on organic growth, and improved SWD asset utilization to improve cash flow that will in turn contribute to the improvement of all of our financial ratios. We continue to believe the fundamental increased demand for inspection and water disposal remains strong over the long-term, but the recovery has been slower than previously anticipated.”

First Quarter:

●	Revenue of $64.7 million for the three months ended March 31, 2017 compared with $70.4 million for the three months ended December 31, 2016, representing a 8.1% decrease in our seasonally low 1st quarter. For the same period a year ago, revenue was $73.5 million.

●	Gross margin of $6.3 million or 9.8% for the three months ended March 31, 2017, compared to $10.4 million or 14.8% for the three months ended December 31, 2016 representing a 39.4% decrease. Fourth quarter gross margins benefited from various changes in customer contracts. First quarter 2017 was adversely impacted by the Orla fire, North Dakota weather, and very low utilization at Brown Integrity. Gross margin was $7.8 million or 10.6% in the same period a year ago.

●	Net loss of $4.9 million (including a $3.6 million impairment charge) for the three months ended March 31, 2017, compared to net income of $1.8 million for the three months ended December 31, 2016. Net loss was $1.4 million for the same period of 2016. We consolidate 100% of Brown’s results under GAAP despite only owning 51%.

●	Net loss attributable to CELP limited partners of $2.8 million (including a $2.8 million impairment charge) for the three months ended March 31, 2017, compared to net income of $2.4 million for the three months ended December 31, 2016. Net loss attributable to CELP limited partners was $26 thousand for the same period of 2016.

●	Adjusted EBITDA of $2.8 million for the three months ended March 31, 2017 (including non-controlling interests and amounts attributable to our general partner) compared to $6.9 million for the three months ended December 31, 2016 (including non-controlling interests and amounts attributable to our general partner) representing a decrease of 59.4% in our seasonally low 1st quarter. Adjusted EBITDA was $3.1 million for the same period of 2016 (including non-controlling interests and amounts attributable to our general partner) or 9.7% lower.

●	Adjusted EBITDA attributable to limited partners of $3.1 million for the three months ended March 31, 2017, compared to $6.7 million for the three months ended December 31, 2016 representing a decrease of 53.7%. Adjusted EBITDA attributable to limited partners was $3.2 million for the same period of 2016 or 3.1% lower.

●	Distributable Cash Flow available to limited partners of $1.3 million for the three months ended March 31, 2017, compared to $5.1 million for the three months ended December 31, 2016 representing a decrease of 74.5%. Distributable Cash Flow was $1.8 million for the same period of 2016.

●	A coverage ratio of 0.52x compared to the December 31, 2016 coverage ratio of 1.05x and a coverage ratio of 0.38x for the same period of 2016.

●	A leverage ratio of approximately 3.47x compared to a 4.0x covenant limit and an interest coverage ratio of 3.68x compared to a 3.0x covenant requirement on March 31, 2017 pursuant to the terms of our credit facilities.

Highlights include:

●	We averaged 1,083 inspectors per week for the first quarter of 2017, compared to 1,093 in the fourth quarter of 2016 and 1,130 in the same period of 2016.

●	We disposed 2.8 million barrels of saltwater at an average revenue per barrel of $0.68 for the first quarter of 2017 compared with disposing 3.4 million barrels of saltwater at an average revenue per barrel of $0.68 for the fourth quarter of 2016. We disposed 3.7 million barrels of saltwater at an average revenue per barrel of $0.68 for the same period of 2016.

●	Maintenance capital expenditures for the three months ended March 31, 2017 were $74 thousand compared to $99 thousand in the same period of 2016.

●	Our expansion capital expenditures during the first quarter of $224 thousand were related to our continued expansions in Pipeline Integrity Services to purchase new NDE technology and to expand our pig launching and cleaning capabilities to serve new investment-grade clients.

Looking forward:

●	Gas pipeline safety regulations proposed by the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (PHMSA) included proposed rulemaking to revise the pipeline safety regulations for onshore gas transmission and gathering pipelines. Essentially, the proposal would broaden the scope of monitoring, testing and repairing pipes as well as the types of assets subject to protocols. If passed, this would likely require integrity management, material documentation verification as well as maximum allowable operating pressure (MAOP) verification for pipes in these areas. To date, we have seen no impact on these proposed regulations under President Trump’s new Executive Order on Regulation Reform.

●	Although the first quarter experienced its consistently seasonal lower headcounts as our clients start ramping up work following the holidays, through April and into May, we have continued to see our average domestic inspector headcounts increase from the averages experienced in the first quarter of 2017. We closed our Calgary office to lower our SG&A expenses on April 30th; however, we continue to perform certain higher margin services in Canada for several customers through our U.S.-based inspection operations.

●	We also continue to renew several sizeable existing contracts and are bidding on some major new contracts, but continue to see some of our customers’ projects slipping past original start dates typically as a result of permitting delays.

●	During the first quarter, approximately 99% of total water volumes came from produced water, and piped water represented approximately 52% of total water volumes. As commodity prices continue to improve and drilling activity increases, we expect to have significant operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. We have an estimated 514 drilled and uncompleted wells (“DUCs”) within a 15-mile radius of our facilities comprised of 302 in North Dakota and 212 in the Permian. As prices improve, we expect to benefit from the completion of these DUCs and other newly completed wells.

●	Our SWD facilities are only utilized at approximately 23% of their capacity. When activity picks up in the Bakken we should see some meaningful benefits given the majority of our facilities are located in this region. A major producer recently announced plans to increase their spending in the Bakken. To date, the Bakken’s recovery has materially lagged other basins, including the Permian. However, customers in the Bakken are adding rigs again which should benefit us.

●	In January, one of our Texas facilities was struck by lightning and the majority of our surface facilities were destroyed in the fire. None of the sub-surface injection facilities were damaged and no injuries occurred. The property loss was insured with a nominal deductible. We do not carry business interruption insurance given its cost, exclusions, and limited benefits. Within two weeks, the facility was re-opened with temporary surface facilities and we have begun construction of the replacement facility with plans to enhance the facility given its prominent location in Reeves County, TX in the Permian basin.

●	Our Integrity Services business (Brown Integrity) Q1 2017 results sequentially declined with average utilization of 45% during this seasonally low period. We continue to see the benefit of our significant investment in business development talent and we have seen our backlog increase to $2.7 million.

●	We continue to evaluate a number of acquisition opportunities including some very large transformational opportunities that would need to initially be acquired at CEH with the expectation that they would be offered to CELP in the future as a drop-down opportunity.

●	Interest rates have risen over the last quarter by approximately 21 basis points and consensus in 2017 calls for several more increases from the Federal Reserve.

CELP will file its quarterly report on Form 10-Q for the period ended March 31, 2017 with the Securities and Exchange Commission no later than Monday, May 15th. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host an earnings call on Friday, May 12th, 2017, at 11:00am EDT (10:00am CDT) to discuss its first quarter 2017 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 390-3983 or International Dial-In (Toll): (862) 255-5354. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 10:00am EDT (9:00am CDT) on May 16th, 2017.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, offering costs, non-cash allocated expenses and equity based compensation. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners and equity based compensation attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding, cash interest paid, cash income taxes paid, and maintenance capital expenditures. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the mid-stream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA, adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of (i) Adjusted EBITDA to net income, (ii) Adjusted EBITDA attributable to limited partners and Distributable Cash Flow to net income attributable to limited partners and (iii) Adjusted EBITDA to net cash provided by operating activities are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential mid-stream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal environmental services to upstream energy companies and their vendors in North Dakota in the Bakken region of the Williston Basin, and West Texas in the Permian Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Les Austin, 918-748-3907 Chief Financial Officer les@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Balance Sheets

As of March 31, 2017 and December 31, 2016

(in thousands, except unit data)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$24,779	$26,693
Trade accounts receivable, net	39,383	38,482
Prepaid expenses and other	2,455	1,042
Total current assets	66,617	66,217
Property and equipment:
Property and equipment, at cost	19,684	22,459
Less: Accumulated depreciation	7,437	7,840
Total property and equipment, net	12,247	14,619
Intangible assets, net	27,583	29,624
Goodwill	55,329	56,903
Other assets	184	149
Total assets	$161,960	$167,512

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$784	$1,690
Accounts payable - affiliates	3,227	1,638
Accrued payroll and other	10,044	7,585
Income taxes payable	1,000	1,011
Total current liabilities	15,055	11,924
Long-term debt	135,846	135,699
Deferred tax liabilities	—	362
Asset retirement obligations	161	139
Total liabilities	151,062	148,124

Owners’ equity:
Partners’ capital:
Common units (11,878,675 and 5,945,348 units outstanding at March 31, 2017 and December 31, 2016, respectively)	35,374	(7,722)
Subordinated units (5,913,000 units outstanding at December 31, 2016)	—	50,474
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,477)	(2,538)
Total partners’ capital	7,021	14,338
Non-controlling interests	3,877	5,050
Total owners’ equity	10,898	19,388
Total liabilities and owners’ equity	$161,960	$167,512

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2017 and 2016

(in thousands, except unit and per unit data)

	Three Months Ended March 31,
	2017	2016

Revenues	$64,722	$73,474
Costs of services	58,393	65,714
Gross margin	6,329	7,760

Operating costs and expense:
General and administrative	5,110	6,189
Depreciation, amortization and accretion	1,171	1,225
Impairments	3,598	—
Operating income (loss)	(3,550)	346

Other (expense) income:
Interest expense, net	(1,709)	(1,618)
Other, net	45	23
Net loss before income tax expense	(5,214)	(1,249)
Income tax expense (benefit)	(293)	112
Net loss	(4,921)	(1,361)

Net loss attributable to non-controlling interests	(1,165)	(367)
Net loss attributable to partners / controlling interests	(3,756)	(994)

Net loss attributable to general partner	(921)	(968)
Net loss attributable to limited partners	$(2,835)	$(26)

Net loss attributable to limited partners allocated to:
Common unitholders	$(2,835)	$(13)
Subordinated unitholders	—	(13)
	$(2,835)	$(26)

Net loss per common limited partner unit - basic and diluted	$(0.32)	$(0.00)

Net loss per subordinated limited partner unit - basic and diluted	$—	$(0.00)

Weighted average common units outstanding - basic and diluted	8,911,196	5,923,167

Weighted average subordinated units outstanding - basic and diluted	2,956,500	5,913,000

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended March 31,
	2017	2016
	(in thousands)

Net loss	$(4,921)	$(1,361)
Add:
Interest expense	1,709	1,618
Depreciation, amortization and accretion	1,432	1,433
Impairments	3,598	—
Income tax expense	(293)	112
Non-cash allocated expenses	921	968
Equity based compensation	357	317
Adjusted EBITDA	$2,803	$3,087

Reconciliation of Net Loss Attributable to Limited Partners to Adjusted EBITDA and Distributable Cash Flow Attributable to Partners (in thousands)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net loss attributable to limited partners	$(2,835)	$(26)
Add:
Interest expense attributable to partners	1,709	1,556
Income tax expense attributable to partners	(293)	101
Depreciation, amortization and accretion attributable to partners	1,290	1,294
Impairments attributable to partners	2,823	—
Equity based compensation attributable to partners	357	317
Adjusted EBITDA attributable to partners	$3,051	$3,242
Less:
Cash interest paid, cash taxes paid & maintenance capital expenditures	1,747	1,397

Distributable cash flow attributable to partners	$1,304	$1,845

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,
	2017	2016
	(in thousands)

Cash flows provided by operating activities	$3,351	$10,982
Changes in trade accounts receivable, net	855	(7,561)
Changes in prepaid expenses and other	145	(334)
Changes in accounts payable and accrued liabilities	(3,207)	(1,329)
Change in income taxes payable	11	(179)
Interest expense (excluding non-cash interest)	1,563	1,478
Income tax expense (excluding deferred tax benefit)	63	76
Other	22	(46)
Adjusted EBITDA	$2,803	$3,087

Operating Data

	Three Months Ended March 31,
	2017		2016
Total barrels of saltwater disposed (in thousands)	2,773		3,697
Average revenue per barrel	$0.68		$0.68
Water and environmental services gross margins	52.7%		54.6%
Average number of inspectors	1,083		1,130
Average revenue per inspector per week	$4,463		$4,541
Pipeline inspection services gross margins	8.9%		8.8%
Average number of field personnel	15		26
Average revenue per field personnel per week	$3,609		$12,598
Pipeline integrity services gross margins	-29.9%		12.4%
Maintenance capital expenditures (in thousands)	$74		$99
Expansion capital expenditures (in thousands)	$224		$305
Distributions (in thousands)	$2,495		$4,812
Coverage ratio	0.52	x	0.38	x